EXHIBIT 99.2
Press information
MOOG INC., EAST AURORA, NEW YORK 14052   TEL-716/652-2000   FAX -716/687-4457

release date	Immediate	contact	Ann Marie Luhr
	October 2, 2009		716-687-4225
MOOG INC. ANNOUNCES CLOSING OF SALE OF
2,675,000 SHARES OF CLASS A COMMON STOCK
East Aurora, NY, October 2, 2009 — Moog Inc. (NYSE:MOG.A and MOG.B) today announced that it has closed its public offering and sale of 2,675,000 shares of Class A common stock (which number of shares includes 175,000 shares sold to the underwriters’ pursuant to the exercise in part of their over-allotment option) at a price of $29.50 per share. Net proceeds to Moog from the offering were approximately $75 million. Moog will use the net proceeds from this offering to repay a portion of the indebtedness recently incurred under its revolving bank credit facility to acquire GE Aviation Systems’ flight control actuation business. All of the shares were offered by Moog pursuant to a prospectus supplement under Moog’s existing shelf-registration statement. Cowen and Company, LLC acted as the lead manager for the offering.
This press release does not constitute an offer to sell or the solicitation of an offer to buy nor will there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. A final prospectus supplement and accompanying prospectus related to the offering have been filed with the U.S. Securities and Exchange Commission and are available on its website, www.sec.gov. A copy of the final prospectus can be obtained by eligible investors from their Cowen and Company, LLC sales representative or from the offices of Cowen and Company, LLC c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, Attn: Prospectus Department. Phone (631) 274-2806 / Fax (631) 254-7140.
Moog Inc. is a worldwide designer, manufacturer, and integrator of precision control components and systems. Moog’s high-performance systems control military and commercial aircraft, satellites and space vehicles, launch vehicles, missiles, automated industrial machinery, wind energy, marine and medical equipment.